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                                                                  Exhibit 10.23

                                  June 20, 2003


INTEGRATED ALARM SERVICES GROUP, INC.
One Capital Center
99 Pine Street
3rd Floor
Albany, NY   12207

         Re: Proposed Terms and Conditions to Secured Line of Credit

Dear Tim:

We are pleased to advise you that, subject to the terms and conditions more specifically described below, LASALLE BANK NATIONAL ASSOCIATION ("LaSalle" and, in such capacity, the "Agent") has approved the request of INTEGRATED ALARM SERVICES GROUP, INC. (hereinafter the "Borrower") for a revolving loan facility of up to Eighty Million Dollars ($80,000,000.00) for the purposes set forth below. Said revolving loan facility will be subject to the following terms and conditions:

Borrower:         Integrated Alarm Services Group, Inc. (the "Company" or the
                  "Borrower").

Agent: LaSalle Bank N.A. ("LaSalle" and, in such capacity, the "Agent").

Banks: The Agent and a syndicate of banks, financial institutions and other accredited investors arranged by LaSalle in consultation with the Borrower (the "Banks").

Facility:         $80 million senior secured revolving credit facility (the
                  "Facility") which will be a syndicated facility with LaSalle as Agent.

                  LaSalle, as Agent, has committed to $25 million of the above-mentioned credit facility and will attempt to arrange the remainder on a best efforts basis.

Purpose: The Facility will be made available to the Borrower to provide financing:

                  (i) For acquisitions of security alarm companies and pools of security alarm contracts and the related subscribers,

                  (ii) Funding loans to security alarm dealers secured by the dealers' subscriber alarm contracts,

                  (iii) For acquisitions of wholesale security alarm companies and the related subscribers,

                  (iv)     To refinance existing debt, and

                  (v)      For general corporate purposes.


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Availability:     The Maximum Availability ("Maximum Availability") shall be based on Eligible RMR. During the Pre Systems Conversion Period, Maximum Availability will be the lesser of $20.0 million or 15x Eligible RMR.

                  Note: All references in this letter to Pre Systems Conversion, Pre Systems Conversion Period, Post Systems Conversion or Post Systems Conversion Period shall have the meanings ascribed to such terms in the Credit Agreement.

                  Upon completion of a successful systems conversion and a satisfactory field exam, the advance rate on Eligible RMR will increase as detailed below and will be determined by the Net Attrition Rate based on a rolling annualized six-month calculation.

                  --------------------------------------------------------------
                    Net Attrition                       Maximum Advance Multiple
                  --------------------------------------------------------------
                   (less than) 8.0%                                20x
                  --------------------------------------------------------------
                   (greater than or equal to) 8.0% 10.0%           19x
                  --------------------------------------------------------------
                   (greater than or equal to) 10.0% 12.0%          19x
                  --------------------------------------------------------------

                  Eligible RMR will exclude the following:

                  o RMR with Beacon Scores below 625 or RMR with less than 12 months of payment history

                  o    Accounts not monitored with the Borrower

                  o    Wholesale accounts

                  o    Stand alone service agreements

                  o Accounts with balances more than 90 days past invoice date

Interest
Rates and
Calculations:     At the option of the Borrower, interest on all loans under the
                  Facility shall accrue at the following rates:

                        Pre System Conversion
                        ---------------------
                        LIBOR + 4.00%
                        Prime + 2.50%

                        Post System Conversion*
                        -----------------------
                        LIBOR + 3.50%
                        Prime + 2.00%

                  * Post system conversion pricing will commence upon the successful system conversion, a satisfactory field exam and full compliance with the credit agreement.

                  LIBOR: The London Interbank Offered Rate ("LIBOR") as set forth on the Dow Jones Market Page 3750 (or any successor page) for deposits in dollars for one, two, or three month periods ("Interest Periods") as offered at 11:00 a.m. London time three (3) business days prior to the borrowing date, adjusted for statutory reserve requirements.


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                  Base Rate: The higher of (a) the rate publicly announced from time to time by LaSalle as its "prime rate" and (b) the Federal Funds Rate plus 0.5% per annum.

                  Calculations: All calculations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest shall be payable monthly in arrears on Base Rate loans and on the last day of each Interest Period in the case of LIBOR loans.

Minimum Draws:    Minimum drawdown amounts of $100,000 for Base Rate
                  advances and $1.0 million for LIBOR advances. No more than seven (7) LIBOR contracts may be outstanding at any one time.

Unused Fee:       An unused fee of 50 basis points per annum payable on the
                  daily unutilized portion of the Facility. Such fee will be payable quarterly in arrears on the last business day of each fiscal quarter.

Agent, Arranger,
Upfront and
Annual Agency
Fees: Such additional fees payable to Agent and the Arrangers as specified in the Fee Letter.

Default Rate:     At the request of the Required Banks at any time when
                  the Borrower is in default, all loans shall bear interest at 3% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall (to the extent permitted by applicable law) bear interest at 3% above the rate applicable to Base Rate loans.

Repayment:        Loans outstanding under the Facility shall be repaid in full on the fifth anniversary of the closing date. Interest only for three years. At the end of the third year, availability and correspondingly outstandings under the facility shall decline by 1x RMR per quarter until maturity outstandings under the Facility.

Voluntary
Prepayments
and Commitment
Reductions:       The Borrower may prepay amounts outstanding under the Facility in whole or in part (in minimum amounts to be agreed upon), with prior notice but without premium or penalty but subject to payment of costs associated with breakfunding on LIBOR loans. The Borrower may reduce commitments under the Facility upon advance notice and in minimum amounts to be agreed upon.

Permitted
Acquisitions:     The Borrower may use the Facility for acquisitions, after
                  written notice to but without the consent of the Banks, under the following limited circumstances:

                  o Acquisitions of assets that consist of subscriber contracts made in the ordinary course of business.

                  o Acquisitions by the borrower of assets that consist of customer contracts made in the ordinary course of business as long as the purchase price for any one transaction is less than $5.0 million and the total of such transactions is less than $15.0 million per fiscal year.


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                  o        All acquisitions will be subject to Borrowing Base
                           availability with the Borrowing Base calculated on a pro forma basis, giving effect for the acquired RMR.

                  o Upon completion of the acquisition, the Borrower will be in pro forma compliance with all Loan Covenants.

                  Any acquisition which satisfies the forgoing conditions shall be referred to as a "Permitted Acquisition". Approval of the Agent will be required for any acquisition that does not satisfy the above conditions and such approval shall not be unreasonably withheld.

Security:         The Facility shall be secured by a first priority perfected security interest in substantially all of the tangible and intangible property (real, personal, or otherwise) of the Borrower and any existing or future subsidiaries, including, but not limited to, leasehold mortgage interests on the existing and future central station locations and an assignment of Borrower's interest in the subscriber monitoring accounts. In addition, the Facility shall be secured by a pledge of 100% of each of its subsidiaries or the subsidiaries of any parent of Borrower.


Guarantors:       The Facility will be guaranteed, on a joint and several basis, by any parent company of Borrower and by all existing and future direct and indirect subsidiaries of the Borrower or its parent. Each such guarantee shall be unlimited in nature.

Initial
Conditions:       The availability of the Facility shall be
                  conditioned upon the completion and/or
                  satisfaction of the following conditions:

                  (a) A successful initial public offering of Borrower's common stock with minimum net proceeds of $115 million.

                  (b) Repayment of existing debt as set forth in the S-1 dated June 20, 2003 with net proceeds from the IPO.

                  (c)      The successful consolidation of financing trusts.

                  (d) Successful negotiation and documentation of an Intercreditor Agreement.

                  (e) The Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the closing date.

                  (f) All governmental and third party approvals necessary in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained on terms reasonably satisfactory to the Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the acquisitions or the financing thereof, except for such governmental and third party approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Borrower and its subsidiaries taken as a whole.

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                  (g)      The Agent shall have received the results of a recent
                           lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower and its subsidiaries except for liens arising from security interests granted in connection with loans described in any existing credit agreements which must be terminated at close.

                  (h) All documents and instruments required to perfect the Agent's security interest in the collateral under the Facility shall have been executed and be in proper form for filing, and, in connection with real estate collateral, the Agent shall have received title insurance policies, surveys, permits and other customary documentation, including leasehold mortgages and landlord waivers related to current and future central stations, to the extent reasonably determined to be required by the Agent.

                  (i) The Agent shall be reasonably satisfied with the insurance program to be maintained by the Borrower and its subsidiaries.

                  (j) The Borrower shall not be in breach or violation of any of its obligations.

                  (k) The Agent shall have received such legal opinions (including opinions from counsel to the Borrower and its subsidiaries), and documents and other instruments as are customary for transactions of this type or as the Agent may reasonably request.

                  (l) The receipt by the Agent and the Banks of five years of projected income statements, balance sheets and cash flow statements prepared by the Borrower and giving effect to the Facility and the use of proceeds therefrom, in form and substance satisfactory to the Banks.

                  (m) The Establishment of Key Man insurance on Tim McGinn and Tom Few for a minimum of $2.0 million each throughout the term of the Facility and the assignment of each such Key Man insurance policy to the Banks.

                  (n) Establishment of non-compete/non-solicitation agreement with Key Management satisfactory to the Agent.

                  (o) All legal (including tax implications) and regulatory matters shall be satisfactory to the Agent and the Banks.


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                  (p)      No default or unmatured default shall exist on the
                           funding date, and there shall not have occurred as of the funding date any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.

                  (q) The Agent shall have determined that there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets, or capital markets generally.

On-Going
Conditions:       The making of each extension of credit shall be conditioned upon (1) the accuracy of all representations and warranties in the credit agreement and the other loan documents (including, without limitation, the material adverse change and litigation representations) and (2) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein, "material adverse change" shall have the meaning ascribed to such term in the credit agreement.

Representations
& Warranties:     Those representations and warranties customarily
                  found in credit agreements for transactions of this nature, including without limitation financial statements, absence of undisclosed liabilities, enforceability of loan documents, investment company act, accuracy of disclosure, due organization and authorization, no conflict, required approvals, ownership of properties, no material adverse change, no violation of Regulation T, U or X, payment of taxes, pension and welfare plans, solvency, no material litigation, intellectual property, absence of default, labor matters and environmental matters.

Affirmative
Covenants:        Those affirmative covenants customarily found in credit
                  agreements for transactions of this nature, including without limitation financial information (audited annual financial statements with unqualified opinion, monthly financial statements, monthly compliance certificates, monthly borrowing base certificates (and with each acquisition), management reports, and SEC filings), corporate existence, employee plans, notice of default, environmental matters, litigation, payment of taxes and obligations, financial projections, compliance with laws, modification of agreements, maintenance of property, insurance, inspection and further assurances.

                  o Successful system conversion within six months of the IPO;
                  o        Monthly Financial Statements;
                  o        Monthly Compliance Certificate;
                  o Monthly Borrowing Base Certificate if the excess availability exceeds 2.5% of total outstanding loans; Monthly Borrowing Base Certificate is required with each acquisition; Borrowing base is required per draw if excess availability falls below 2.5%;
                  o        Monthly Attrition Report;
                  o        Monthly RMR Rollforward
                  o        Monthly Accounts Receivable Aging Summary Report;
                  o Monthly cash collections report, detailing service and monitoring revenue collected during the period;
                  o        Annual Audited Financial Statements


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                  o        Field Exams six months from the date of the IPO and
                           at least annually thereafter, or more frequently at the Bank's discretion. All reasonable expenses relating to such Field Audits shall be paid by the Borrower.

Negative
Covenants:        Those negative covenants customarily found in credit
                  agreements for transactions of this nature, including without limitation lines of business, additional indebtedness, liens, encumbrances, guarantees, investments, cancellation of indebtedness, restricted payments, modification of subordinated debt instruments, capital expenditures, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, transactions with affiliates and management fees.

Interest Rate
Protection:       Within 60 days from the funding date, the Borrower shall have entered into interest rate hedging agreements with LaSalle on at least 50% of the outstanding amount of the Facility for a term expiring no earlier than three years after the closing date in a manner satisfactory to the Agent. The Borrower shall maintain with LaSalle interest rate hedging on 50% of its debt for the term of the Facility .

Financial
Covenants:        The Borrower shall observe, according to generally accepted accounting principles and on a consolidated basis, the following financial covenants, calculated monthly:

                        o       Minimum Fixed Charge Ratio of 2.0x

                        o       Maximum Net Attrition Rate as follows:

                                    Month        Calculation Period       Level
                                    -----        ------------------       -----
                                      3         3 months annualized        15%
                                      4         4 months annualized        14%
                                      5         5 months annualized        13%
                                  Thereafter    6 months annualized        12%

                        o       Maximum Leverage
                                    Pre Conversion Period 15x
                                    Post Conversion Period based on Maximum
                                    Availability Grid

                        o       Minimum Net Worth based on IPO proceeds

Cash Management:  All subscriber payments shall be collected through lockbox. Lockbox and operating accounts to be held at LaSalle.

Events of
Default: Those events of default customarily found in credit agreements for transactions of this nature, including without limitation failure to make payment when due, defaults under other agreements or indebtedness, noncompliance with covenants, breach of representation or warranty, bankruptcy, judgments in excess of specific amounts, pension plan defaults, impairment of security interests, invalidity of any guarantee, security interest or subordination provision, change of control, material adverse change.


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Participations
& Assignments:    Each Bank may at any time sell assignments in the
                  Facility to eligible financial institutions or commercial banks (to be eligible, the potential participant or assignee must have a minimum of $1.0 billion in assets) in minimum amounts of $5 million subject to the consent of the Agent, the assignor Bank and (so long as no event of default has occurred and is continuing) the Borrower (which shall not be unreasonably withheld or delayed). Each Bank may sell participations in all or any part of the Facility, provided such participants shall only have voting rights with respect to certain specific terms such as (1) a decrease in fees, interest rate spreads or principal, (2) an increase in commitments if the participant's commitment is increased, (3) an extension of the date of final maturity or (4) any release of a guarantor (except as permitted by the credit agreement) or of all or substantially all of the collateral. Upon the consummation of an assignment, the assigning Bank shall pay an administrative fee of $3,500 to the Agent.

Expenses and
Arrangement
Fee The Borrower shall pay all reasonable costs and expenses of the Agent associated with the Facilities, including without limitation the reasonable fees and expenses of attorneys engaged by the Agent regardless of whether the Facility is consummated. The Borrower shall pay all costs and expenses, including without limitation attorney's fees and expenses, incurred at any time by the Agent and/or any Bank in enforcing the credit agreement or any loan document. In addition, the Borrower shall pay to Agent an Arrangement Fee pursuant to the terms and conditions of the Fee Letter.

Indemnification:  The Borrower shall indemnify the Agent, the Banks and their respective directors, officers, employees from and against all losses, liabilities, claims, damages or expenses relating to the Facility and the Borrower's use of the Facility, including without limitation reasonable attorney's fees and settlement costs, except to the extent that such losses, liabilities, claims, damages or expenses are incurred by reason of the gross negligence or willful misconduct of the applicable indemnified person. Further, Borrower hereby agrees to assert no claim against the Agent, the Banks and their respective directors, officers and employees on any theory of liability, for special, indirect, consequential or punitive damages.

Governing Law &
Jurisdiction:     The credit agreement and other loan documents will be governed by Illinois law. The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of Illinois and will waive any right to trial by jury.


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This letter does not constitute a commitment by the Agent to provide (itself or through any of its respective affiliates) any part of the Facility in excess of $25 million, and the Agent hereby advises Borrower that it cannot represent that a commitment by another lender or lenders can be or will be delivered. Notwithstanding the foregoing, we look forward to successfully completing, with your help, on a timely basis, placing the entire facility. The Borrower will only show this letter to or discuss its contents with the Borrower's employees and agents who have a need to know this information. Officers, directors, employees and agents of each of the Banks, the Agent and their respective affiliates shall at all times have the right to share information received from the Borrower and its affiliates and their respective officers, directors, employees and agents.

The Borrower shall make available to the Banks all information concerning the business, assets, operations and financial condition of the Borrower which the Banks reasonably request in connection with the performance of their obligations hereunder; and the Borrower shall actively participate in, and cause the management of the Borrower to actively participate in, both the preparation of an information package regarding the operations and prospects of the Borrower as well as the presentation thereof to prospective lenders.

This letter may not be amended or modified except in writing and shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois. The Banks' and the Agent's obligations under this letter are enforceable solely by the party signing this letter and may not be relied upon by any other person.

Please indicate the Borrower's acceptance of this offer of engagement in the space indicated below and return a copy of this letter so executed to the Agent. This offer will expire at 5 p.m. on September 30, 2003.

Thank you for the opportunity to arrange this financing, and we look forward to a timely and successful closing of this transaction.


                                             LASALLE BANK NATIONAL ASSOCIATION,
                                             as a Bank and as Agent



                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Its:
                                                 -------------------------------

THIS COMMITMENT IS HEREBY
ACCEPTED THIS _____ DAY OF JUNE, 2003


INTEGRATED ALARM SERVICES, GROUP, INC.,
as Borrower


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Name:
     ------------------------------
Its:
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